EXHIBIT 16.1

January 31, 2001

Securities and Exchange Commission
Washington, DC 20549

Re: YANG HOLDING COMPANY

Gentlemen:

We have read Item 4 of form 8-K dated January 31, 2001 for the event that occurred on January 25, 2001, filed by our former client, China Ventures, Limited. We agree with the statements made in response to that Item insofar as they relate to our Firm


Very truly yours,


/s/ Berkovitz & Company, P.A.
-----------------------------
Berkovitz & Company, P.A.